Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes reports third quarter 2015 results, including a 10% increase in total order value with 21% increases in home closing revenue and ending backlog value

SCOTTSDALE, Ariz., October 29, 2015 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announced today third quarter results for the period ended September 30, 2015.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	%Chg	2015	2014	%Chg
Homes closed (units)	1,712	1,522	12%	4,603	3,999	15%
Home closing revenue	$661,884	$545,524	21%	$1,770,184	$1,454,103	22%
Average sales price - closings	$387	$358	8%	$385	$364	6%
Home orders (units)	1,567	1,500	4%	5,532	4,672	18%
Home order value	$629,977	$573,643	10%	$2,188,604	$1,747,118	25%
Average sales price - orders	$402	$382	5%	$396	$374	6%
Ending backlog (units)				3,043	2,705	12%
Ending backlog value				$1,264,872	$1,043,741	21%
Average sales price - backlog				$416	$386	8%
Net earnings	$30,308	$32,577	(7)%	$75,841	$93,033	(18)%
Diluted EPS	$0.73	$0.79	(8)%	$1.83	$2.27	(19)%

MANAGEMENT COMMENTS
“Our third quarter results reflect strong order growth in our east and west regions this year, which drove a 21% increase in our third quarter home closing revenue,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “I am pleased that we were able to deliver more than 1,700 homes to our customers during the quarter despite encountering headwinds from labor shortages and weather-related challenges in some of our markets.
“Rising construction costs driven by labor shortages have pressured our home closing gross margin this year, which was 19% for the third quarter,” said Mr. Hilton. “However, we expect to see our margins increase over the next 12-18 months as we improve the margins in our East region, made up primarily of new markets we have entered in recent years, which have not yet achieved anticipated operating efficiencies.
“We finished the third quarter with 250 actively selling communities -- more than we have ever had in our 30-year history, which positions us for additional growth in 2016. While recent order volumes may be less robust than expected and conditions vary by market, they remain healthy overall. We believe our expanded position in many of the best markets will provide for more consistent performance over the long term," continued Mr. Hilton.
“As we enter our fourth quarter, we are doing our best to complete and close homes by year-end where schedules have slipped due to weather and labor issues, so that our customers can move in as soon as possible. Based on our backlog and current costs, we anticipate fourth quarter home closing revenue of approximately $750-800 million and diluted EPS of approximately $1.10-1.35 for the quarter."
THIRD QUARTER RESULTS

•
Net earnings were $30.3 million or $0.73 per diluted share for the third quarter of 2015, compared to $32.6 million or $0.79 per diluted share in the third quarter of 2014, reflecting higher home closing revenue in the third quarter of 2015, offset by lower gross margins on closings and a charge of $4.1 million or $0.06 per diluted share due to an unfavorable ruling on litigation related to a Nevada-based joint venture.

•
Home closing revenue increased 21% over the prior year’s third quarter, with a 12% increase in home closings and an 8% increase in the average price of homes closed during the quarter. The East region led with 47% growth over the prior year in home closing revenue, followed by 20% growth in the West region and 3% in the Central region, where closings in the Dallas and Houston markets were delayed due to excessive spring rainfall.

•
Home closing gross margin of 19.0% in the third quarter of 2015 declined from 20.4% in the third quarter of 2014 due to increased land costs and construction cost increases driven by labor shortages in certain markets, and lower than average margins in the East, primarily associated with the company’s most recent acquisitions. Approximately $2.0 million of real estate impairments related to option abandonments are included in cost of sales for the quarter.

•
General and administrative expenses decreased to 4.3% of total third quarter closing revenue in 2015 from 5.2% in the prior year. Commissions and other sales costs were 7.3% and 7.4% of third quarter home closing revenue in 2015 and 2014, respectively.

•
Interest expense increased by $3.7 million to $4.2 million in the third quarter of 2015, primarily due to greater interest incurred associated with the issuance of $200 million of new senior notes in early June 2015.

•
The third quarter effective tax rate was 35% in 2015 compared to 31% in 2014. The 2014 effective tax rate reflected the benefit of federal energy tax credits on Meritage’s highly energy efficient homes. A similar benefit has yet to be recognized in 2015 as the legislative renewal of energy tax credits has not yet occurred.

•
Total order value grew 10% to $630.0 million in the third quarter of 2015, compared to $573.6 million in the prior year. Total orders increased 4% and average sales prices rose 5% over 2014’s third quarter. The increases were primarily driven by community count growth and stronger demand in Arizona, California and Florida, where orders grew 37%, 29% and 10%, respectively in the third quarter of 2015 compared to 2014. Order declines in Denver and Dallas were partially attributable to extended delivery schedules resulting from weather-related delays in starting new homes, which management believes have discouraged some buyers from contracting for new homes. Softer demand in Houston related to lower oil prices also contributed to the decline in Texas’ orders.

•
Average orders per active community during the quarter slowed to 6.4 in the third quarter of 2015 compared to 7.5 in 2014, reflecting a 23% increase in average active communities during the quarter compared to the prior year, offset by less robust demand in certain markets.

•	Ending community count at September 30, 2015 grew 11% to 250 from 225 at September 30, 2014.

•	Ending backlog value at September 30 was 21% higher in 2015 than in 2014, with 12% more units in backlog and an 8% increase in the average price of orders in backlog.
YEAR TO DATE RESULTS

•
Net earnings were $75.8 million for the first nine months of 2015, compared to $93.0 million for the first nine months of 2014, as a 22% increase in 2015 year-to-date home closing revenue was offset by reduced home closing margins impacted by impairments and the $4.1 million litigation-related charge in the third quarter of 2015.

•	Home closings for the first three quarters of the year increased 15% over 2014, and average sales prices increased 6% over the same period.

•
Year-to-date home closing gross margin in 2015 was 18.9%, compared to 21.6% for 2014, reflecting higher land and construction costs with less home price appreciation in 2015, in addition to $4.0 million of real estate related impairments through the first nine months of 2015. Prior year margins benefited from a disproportionate rise in home prices relative to land and construction costs increases during 2013 and early 2014.

•
Total commissions and selling expenses represented 7.6% of year-to-date 2015 home closing revenue, compared to 7.4% in 2014. General and administrative expenses declined to 4.8% of total closing revenue in 2015 compared to 5.1% in 2014.

•	Interest expense for the first nine months of the year increased to $12.0 million in 2015 compared to $4.6 million in 2014 due to a higher debt balance in 2015.
BALANCE SHEET

•
The company ended the third quarter of 2015 with $235.4 million in cash and cash equivalents, compared to $103.3 million at December 31, 2014. The increase in cash was primarily due to the issuance of $200 million of senior notes in June 2015, a portion of which was used to acquire real estate.

•
Real estate assets increased to $2.09 billion at September 30, 2015, compared to $1.88 billion at December 31, 2014, as the balance of homes under contract under construction increased $176.6 million, accounting for most of the increase.

•	Net debt-to-capital ratio at quarter-end of 43.1% was consistent with the 42.9% ratio at December 31, 2014.

•
In June 2015, the company issued $200 million of 6.0% senior unsecured notes with a maturity date of June 2025, and also extended the maturity of its $500 million revolving credit facility by one year to July 2019 in order to provide ample liquidity for future growth.

•
Total lot supply at the end of the quarter was approximately 29,000, compared to approximately 29,500 at September 30, 2014. Based on trailing twelve months closings, total lots at September 30, 2015 represented approximately a 4.5 year supply of lots.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 11:00 a.m. Eastern Time (8:00 a.m. Arizona Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10072723.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125.
A replay of the call will be available through November 12, 2015, beginning at 1:00 p.m. ET on October 29, 2015 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10072723. For more information, visit www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Homebuilding:
Home closing revenue	$661,884	$545,524	$1,770,184	$1,454,103
Land closing revenue	8,072	11,252	16,285	16,622
Total closing revenue	669,956	556,776	1,786,469	1,470,725
Cost of home closings	(536,267)	(434,286)	(1,434,843)	(1,140,305)
Cost of land closings	(7,445)	(11,729)	(14,992)	(18,084)
Total cost of closings	(543,712)	(446,015)	(1,449,835)	(1,158,389)
Home closing gross profit	125,617	111,238	335,341	313,798
Land closing gross profit/(loss)	627	(477)	1,293	(1,462)
Total closing gross profit	126,244	110,761	336,634	312,336
Financial Services:
Revenue	3,000	2,749	8,276	7,099
Expense	(1,253)	(1,238)	(3,914)	(3,444)
Earnings from financial services unconsolidated entities and other, net	3,854	2,783	9,155	7,281
Financial services profit	5,601	4,294	13,517	10,936
Commissions and other sales costs	(48,097)	(40,211)	(134,876)	(107,250)
General and administrative expenses	(28,774)	(29,218)	(86,074)	(75,460)
Loss from other unconsolidated entities, net	(123)	(134)	(415)	(364)
Interest expense	(4,187)	(460)	(11,962)	(4,569)
Other income/(expense), net	(3,996)	1,998	(3,445)	6,395
Earnings before income taxes	46,668	47,030	113,379	142,024
Provision for income taxes	(16,360)	(14,453)	(37,538)	(48,991)
Net earnings	$30,308	$32,577	$75,841	$93,033

Earnings per share:
Basic
Earnings per share	$0.76	$0.83	$1.92	$2.39
Weighted average shares outstanding	39,663	39,123	39,568	38,977
Diluted
Earnings per share	$0.73	$0.79	$1.83	$2.27
Weighted average shares outstanding	42,192	41,656	42,134	41,564

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	September 30, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$235,409	$103,333
Other receivables	59,617	56,763
Real estate (1)	2,088,690	1,877,682
Real estate not owned	—	4,999
Deposits on real estate under option or contract	91,526	94,989
Investments in unconsolidated entities	10,374	10,780
Property and equipment, net	34,403	32,403
Deferred tax asset	66,850	64,137
Prepaids, other assets and goodwill	77,017	71,052
Total assets	$2,663,886	$2,316,138
Liabilities:
Accounts payable	$113,869	$83,619
Accrued liabilities	161,803	154,144
Home sale deposits	39,587	29,379
Liabilities related to real estate not owned	—	4,299
Loans payable and other borrowings	41,898	30,722
Senior and convertible senior notes	1,104,060	904,486
Total liabilities	1,461,217	1,206,649
Stockholders' Equity:
Preferred stock	—	—
Common stock	397	391
Additional paid-in capital	556,121	538,788
Retained earnings	646,151	570,310
Total stockholders’ equity	1,202,669	1,109,489
Total liabilities and stockholders’ equity	$2,663,886	$2,316,138
(1) Real estate – Allocated costs:
Homes under contract under construction	$505,527	$328,931
Unsold homes, completed and under construction	301,528	302,288
Model homes	135,323	109,614
Finished home sites and home sites under development	1,146,312	1,136,849
Total real estate	$2,088,690	$1,877,682

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Depreciation and amortization	$3,565	$2,972	$10,294	$8,154

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$58,870	$44,355	$54,060	$32,992
Interest incurred	17,857	14,695	49,665	43,333
Interest expensed	(4,187)	(460)	(11,962)	(4,569)
Interest amortized to cost of home and land closings	(11,144)	(8,135)	(30,367)	(21,301)
Capitalized interest, end of period	$61,396	$50,455	$61,396	$50,455

	September 30, 2015	December 31, 2014
Notes payable and other borrowings	$1,145,958	$935,208
Stockholders' equity	1,202,669	1,109,489
Total capital	2,348,627	2,044,697
Debt-to-capital	48.8%	45.7%
Notes payable and other borrowings	$1,145,958	$935,208
Less: cash and cash equivalents	(235,409)	(103,333)
Net debt	910,549	831,875
Stockholders’ equity	1,202,669	1,109,489
Total net capital	$2,113,218	$1,941,364
Net debt-to-capital	43.1%	42.9%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net earnings	$75,841	$93,033
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	10,294	8,154
Stock-based compensation	12,418	9,035
Excess income tax benefit from stock-based awards	(2,040)	(2,197)
Equity in earnings from unconsolidated entities	(8,740)	(6,917)
Distribution of earnings from unconsolidated entities	9,446	8,784
Other	1,246	8,361
Changes in assets and liabilities:
Increase in real estate	(198,520)	(343,763)
Decrease/(increase) in deposits on real estate under option or contract	2,719	(27,552)
Increase in receivables, prepaids and other assets	(6,067)	(19,502)
Increase in accounts payable and accrued liabilities	39,949	33,920
Increase in home sale deposits	10,208	9,015
Net cash used in operating activities	(53,246)	(229,629)
Cash flows from investing activities:
Investments in unconsolidated entities	(300)	(245)
Purchases of property and equipment	(12,334)	(16,367)
Proceeds from sales of property and equipment	92	173
Maturities of investments and securities	—	115,584
Payments to purchase investments and securities	—	(35,697)
Cash paid for acquisitions	—	(130,677)
Net cash used in investing activities	(12,542)	(67,229)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(4,044)	(6,524)
Proceeds from issuance of senior notes	200,000	—
Debt issuance costs	(3,013)	—
Proceeds from issuance of common stock, net	—	110,420
Excess income tax benefit from stock-based awards	2,040	2,197
Proceeds from stock option exercises	2,881	734
Net cash provided by financing activities	197,864	106,827
Net increase/(decrease) in cash and cash equivalents	132,076	(190,031)
Beginning cash and cash equivalents	103,333	274,136
Ending cash and cash equivalents (2)	$235,409	$84,105

(2) Ending cash and cash equivalents excludes investments and securities of $9.9 million as of September 30, 2014.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands) (unaudited)

	Three Months Ended
	September 30, 2015		September 30, 2014
	Homes	Value	Homes	Value
Homes Closed:
Arizona	302	$92,888	236	$77,793
California	236	120,387	196	97,260
Colorado	123	56,927	114	49,792
West Region	661	270,202	546	224,845
Texas	517	183,455	584	178,614
Central Region	517	183,455	584	178,614
Florida	202	90,285	164	61,713
Georgia	62	20,663	37	11,899
North Carolina	165	63,532	104	43,413
South Carolina	80	25,812	37	11,494
Tennessee	25	7,935	50	13,546
East Region	534	208,227	392	142,065
Total	1,712	$661,884	1,522	$545,524
Homes Ordered:
Arizona	272	$96,867	198	$67,753
California	203	110,076	157	87,610
Colorado	84	43,782	153	66,744
West Region	559	250,725	508	222,107
Texas	452	165,206	537	181,127
Central Region	452	165,206	537	181,127
Florida	227	94,114	207	86,145
Georgia	67	23,143	31	9,447
North Carolina	138	57,168	128	47,862
South Carolina	88	26,766	44	14,225
Tennessee	36	12,855	45	12,730
East Region	556	214,046	455	170,409
Total	1,567	$629,977	1,500	$573,643

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands) (unaudited)

	Nine Months Ended
	September 30, 2015		September 30, 2014
	Homes	Value	Homes	Value
Homes Closed:
Arizona	717	$227,367	699	$234,181
California	565	302,573	546	272,254
Colorado	364	166,914	318	142,006
West Region	1,646	696,854	1,563	648,441
Texas	1,466	510,439	1,511	456,375
Central Region	1,466	510,439	1,511	456,375
Florida	589	254,607	482	189,542
Georgia	156	49,178	37	11,899
North Carolina	389	148,721	248	102,119
South Carolina	247	77,630	37	11,494
Tennessee	110	32,755	121	34,233
East Region	1,491	562,891	925	349,287
Total	4,603	$1,770,184	3,999	$1,454,103
Homes Ordered:
Arizona	880	$290,172	665	$220,772
California	750	419,987	599	315,270
Colorado	454	213,610	417	185,993
West Region	2,084	923,769	1,681	722,035
Texas	1,644	574,533	1,889	613,821
Central Region	1,644	574,533	1,889	613,821
Florida	693	295,634	560	218,651
Georgia	197	64,051	31	9,447
North Carolina	467	191,460	311	124,943
South Carolina	283	85,767	44	14,225
Tennessee	164	53,390	156	43,996
East Region	1,804	690,302	1,102	411,262
Total	5,532	$2,188,604	4,672	$1,747,118

Order Backlog:
Arizona	355	$129,023	244	$83,830
California	397	241,377	278	150,479
Colorado	358	168,329	301	136,371
West Region	1,110	538,729	823	370,680
Texas	1,036	373,135	1,170	403,101
Central Region	1,036	373,135	1,170	403,101
Florida	341	143,597	286	118,381
Georgia	94	31,457	65	21,322
North Carolina	263	110,907	196	77,138
South Carolina	106	34,257	90	31,915
Tennessee	93	32,790	75	21,204
East Region	897	353,008	712	269,960
Total	3,043	$1,264,872	2,705	$1,043,741

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	September 30, 2015		September 30, 2014
	Ending	Average	Ending	Average
Active Communities:
Arizona	41	42.0	42	42.0
California	26	23.0	22	18.5
Colorado	15	15.5	16	14.5
West Region	82	80.5	80	75.0
Texas	70	68.0	65	67.0
Central Region	70	68.0	65	67.0
Florida	31	30.5	26	22.0
Georgia	17	16.5	11	5.5
North Carolina	25	25.0	20	16.5
South Carolina	17	18.5	19	9.5
Tennessee	8	6.0	4	4.5
East Region	98	96.5	80	58.0
Total	250	245.0	225	200.0

	Nine Months Ended
	September 30, 2015		September 30, 2014
	Ending	Average	Ending	Average
Active Communities:
Arizona	41	41.0	42	41.0
California	26	25.0	22	22.0
Colorado	15	16.0	16	15.0
West Region	82	82.0	80	78.0
Texas	70	64.5	65	67.5
Central Region	70	64.5	65	67.5
Florida	31	30.0	26	23.0
Georgia	17	15.0	11	5.5
North Carolina	25	23.0	20	18.5
South Carolina	17	18.5	19	9.5
Tennessee	8	6.5	4	4.5
East Region	98	93.0	80	61.0
Total	250	239.5	225	206.5

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2014. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage builds in markets including Sacramento, San Francisco Bay area, southern coastal and Inland Empire markets in California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee and Atlanta, Georgia.
Meritage has designed and built more than 90,000 homes in its 30-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013, 2014 and 2015, for innovation and industry leadership in energy efficient homebuilding.
For more information, visit investors.meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations with respect to future revenue growth and earnings expansion, margin expansion in new markets, estimated home closing revenue and diluted EPS for the fourth quarter of 2015, expectations to continue to grow revenue and expand earnings over the next year, the benefits of expansion into new markets, and the approval of legislation to renew federal energy tax credits.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in tax laws that adversely impact us or our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates; fluctuations in home prices in our markets; weakness in the homebuilding market resulting from a setback in the current economic recovery due to lower energy prices or other factors; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slower order absorption rates; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of option deposits; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our potential exposure to natural disasters or severe weather conditions; competition; construction defect and home warranty claims; adverse legal rulings; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; changes in, or our failure to comply with, laws and regulations; limitations of our geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for our senior notes; our ability to raise additional capital when and if needed; our credit ratings; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth of new housing construction or similar measures; expiration or non-renewal of current or anticipated tax credits available to us; acts of war; the replication of our "Green" technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2014 and subsequent quarterly reports on Forms 10-Q under the caption "Risk Factors," which can be found on our website.